Tableau Software, Inc. 837 North 34th Street, Suite 200 Seattle, Washington 98103 Phone: (206) 633-3400 Fax: (206) 260-3272

SEPARATION AND RELEASE AGREEMENT

October 27, 2016

Kelly Breslin Wright

This Separation and Release Agreement (“Agreement”) confirms your separation and retirement from employment at Tableau Software, Inc. (the “Company”) and sets forth our entire agreement regarding your retirement. The Effective Date of this Agreement shall be as stated in Section 13 herein.

1.
Separation Date. Your last day of employment with the Company shall be December 31, 2016, or such earlier date that either you or the Company ends your employment earlier pursuant to Section 3 below. Your last day of employment, whenever it occurs, shall be the “Separation Date.”

2.	Transition Period. Between now and the Separation Date (the “Transition Period”), you will remain employed by the Company pursuant to the following terms:

a.
Duties. During the Transition Period, you will remain employed by the Company as an advisor to, and will perform transition related duties as directed by, the CEO. At all times, both during the Transition Period and after (to the extent terms survive the termination of your employment), you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under your Employee Confidentiality and Inventions Assignment Agreement).

b.	Termination Date for Sales Compensation Plan. For the purposes of your Sales Compensation Plan only, your “Termination Date” as such date is used therein shall be the Separation Date.

c.
Compensation/Benefits. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Restricted stock units (“RSUs”) and unexercised stock options (“Options”) previously granted to you by the Company (the “Equity Awards”), will continue to vest under the existing terms and conditions set forth in the governing plan documents and associated restricted stock unit and option agreements between you and the Company. ESPP contributions, if enrolled, will continue during the Transition Period. If the Separation Date occurs prior to an ESPP purchase date, all amounts contributed through such date will be refunded via payroll.
3.Termination. You are entitled to resign your employment for any reason. Additionally, the Company is entitled to terminate your employment for any reason, with or without Cause (as defined below). If, prior to December 31, 2016, your employment ends due to your death or disability, or you resign for any reason, or the Company terminates your employment without Cause, then you will be paid for any unpaid salary, commissions and vacation accrued through your Separation Date. In addition, if the Company terminates your employment without Cause, then you will also (a) receive a lump sum payment equal to the salary you would have earned had you remained employed through December 31, 2016 (the “Severance”), and (b) remain eligible for the separation benefit set forth in Section 4 below, subject to the terms and conditions set forth therein. If the Company terminates your employment with Cause, your employment will end immediately and you will not receive any further compensation or benefits from the Company (including the Severance and the separation benefit set forth in Section 4 below), except for any unpaid salary, commissions and vacation accrued through your Separation Date. For purposes of this Agreement, “Cause” for termination of your employment will mean any of the following: (i) your failure to substantially perform your duties and responsibilities to the Company or violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement with the Company. If you become eligible for the Severance, you must execute the Separation Date Release attached hereto as Exhibit A on the Separation Date, and allow such release to become effective, as a precondition to receipt of the Severance. The Severance, if paid, would be paid on the 30th day after the Separation Date, and would be subject to legal and normal withholdings and deductions.
4.Separation Benefit. You acknowledge and agree that you are not eligible to receive any severance benefits from the Company except as provided in this Agreement, and that the Company is not otherwise obligated to pay you any amount or provide you with any benefits as a result of your retirement or the termination of your employment. Nevertheless, subject to the terms and conditions set forth in Section 3 above, if you remain employed by the Company through December 31, 2016 (or are terminated by the Company without Cause prior to such date) and sign the Separation Date Release attached hereto as Exhibit A on the Separation Date and allow that release to become effective, then the Company will accelerate the vesting of your RSUs and Options such that, as of the Separation Date, 100% of the unvested portion of the Equity Awards will be deemed fully vested as of the Separation Date. You agree that you will abide by the Company’s Insider Trading Policy as if you were an employee of the Company until such time as the next trading window opens after December 31, 2016, and thereafter to the extent required by such Insider Trading Policy. To the extent you revoke the Separation Date Release as permitted by its terms, you agree that the Company may cancel or require reimbursement of any or all of the amounts associated with the vesting of the Equity Awards on or about December 31, 2016, and that you shall remain bound by the terms of this Agreement with the exception of the Separation Date Release. You acknowledge and agree that, absent this Agreement, you are not otherwise entitled to the accelerated vesting provided by this Section 4.

5.Health Insurance and Benefits. Your Company-paid health benefits will continue through the last day of the month in which the Separation Date occurs. Pursuant to your rights under the COBRA statute and regulations, you have the opportunity to elect to continue group medical, dental and vision coverage through the Company for a period of 18 additional months. You will be receiving COBRA enrollment paperwork from REHN & Associates, Inc. Your participation in all other employee benefit plans and programs will end either (a) on the Separation Date, or (b) on the last day of the month in which the Separation Date falls, as so provided in the applicable benefit plan or program; provided that the end of your participation in any pension benefit plan(s) in which you may have participated will be determined in accordance with the written plan documents governing those plan(s).

6.No Further Compensation. You acknowledge that, except as expressly provided in this Agreement, you will not be due and will not receive any additional compensation, severance, or benefits after the Separation Date.

7. 401(k). If your 401(k) balance is under $1,000, the Company may request that you roll your vested 401(k) funds out of the Company-sponsored 401(k) retirement plan. If you have an outstanding 401(k) loan balance, it becomes immediately due upon termination. If you do not repay the loan, the outstanding loan balance will become taxable income as set forth in the Company’s 401(k) plan document.

8.Expense Reimbursement. You agree that, within five days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. Your failure to submit such a statement within this time period will constitute your acknowledgment and admission that you have already submitted for reimbursement all business expenses that you incurred on behalf of the Company. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.Full Payment. By the next regularly scheduled payroll following the Separation Date, the Company will pay you your normal wages for the most recent pay period through the Separation Date, plus your accrued but unused vacation hours, if any. If your compensation includes commissions, then you will also be paid any commissions that are earned, as defined by the applicable Sales Compensation Plan Terms and Conditions, as of the Termination Date as provided as Section 2.b herein. You will receive these payments regardless of whether you sign this Agreement.  You acknowledge that these payments, together with the payments you have already received, represent full payment of all compensation and benefits of any kind (including wages, salary, vacation, sick leave, commissions, bonuses, incentive compensation and equity participation) that you earned as a result of your employment by the Company, including pay for all hours worked.  In addition, any and all agreements to pay you compensation or benefits of any kind are terminated.  The Company owes you, and shall owe you, no further compensation or benefits of any kind, except as described above.

10.Return of Company Property. You agree to return to the Company on the Separation Date all Company documents (and all copies thereof) and other Company property within your possession, custody, or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, customer lists, programs, computer-recorded information, tangible property (including, but not limited to, computers, tablets, cell phones, credit cards, phone cards, entry cards and keys), and any other material of any kind which contains or embodies any proprietary or confidential information of the Company, and all reproductions thereof (including any information written or recorded in digital or electronic form). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

11.Proprietary Information Obligations. You hereby acknowledge your continuing obligations under your Employee Confidentiality and Inventions Assignment Agreement, including without limitation the obligations (a) not to use or disclose the Company’s confidential or proprietary information, (b) to disclose to the Company any patent applications filed by you or on your behalf, and (c) not to solicit or induce any of the employees of the Company to leave its employ. A copy of your Employee Confidentiality and Inventions Assignment Agreement is attached hereto as Exhibit B.

12.Release of Claims.
a.    General Release. In consideration for the payments and benefits described herein, and as a material inducement of the Company to enter into this Agreement, you and your successors, heirs, executors, assigns, and (if applicable) marital community or domestic partnership community hereby irrevocably and unconditionally waive, release and forever discharge the Company, any Company-sponsored employee benefit plans, and all related organizations and affiliates, together with each of its and their respective past, present and future directors, officers, shareholders, trustees, fiduciaries, employees, agents and insurers, and each of its and their successors and predecessors, from any and all claims, actions, charges, rights, damages, promises or expenses of whatever nature (including attorneys’ fees and costs), either known or presently unknown, which you may now have, have ever had, or may in the future have, arising on or before the time you sign this Agreement. You agree that this release is fairly and knowingly made, and you represent and warrant that you have all necessary authority to enter into this Agreement and that you have not transferred or assigned any interest in any claims to your spouse or domestic partner or to any other third party.
b.    Scope of Release. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended (the “ADEA”); the Older Worker’s Protection Act; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); Executive Order 1141; the Fair Credit Reporting Act; the Family and Medical Leave Act, as amended; the Washington Consumer Protection Act, Chapter 19.86 RCW; the Washington Law Against Discrimination, as amended, RCW 49.60 et. seq.; the Washington Minimum Wage Act, as amended; the Washington Family Care Act, as amended, RCW 49.12.265 – .295; Washington’s Domestic Violence Leave Law, Chapter 49.76 RCW; Washington’s Military Family Leave Law, Chapter 49.77 RCW; any provision of Title 49 of the Revised Code of Washington; any provision of Title 296 of the Washington Administrative Code; any claim alleging the exception to the Industrial Insurance Act of Washington, established by RCW 51.24.020, for injury inflicted with “deliberate intention;” any claim for violation of any provision of Chapter 14.04 of the Seattle Municipal Code; and claims arising under any other applicable federal, state or local law, regulation, or ordinance relating to employment or benefits associated with employment, or dealing with discrimination in employment on the basis of sex, sexual harassment, race, national origin, religion, age, ancestry, physical disability, medical status, veteran status, marital status, or sexual orientation. The foregoing list is meant to be illustrative rather than inclusive.
c.    Release of Unknown Claims: It is expressly understood and agreed that a portion of the consideration being provided to you by the Company under this Agreement is in consideration for the release of any claims and injuries the nature, extent and amount of which are not known, and despite reasonable diligence could not now be known (“unknown claims”), and the intent and agreement of you and the Company is that any and all unknown claims are and shall be released by this Agreement regardless of any principle or rule of law to the contrary. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You acknowledge, for example, that you may learn that you have suffered injuries of which you are not presently aware. You assume this risk and all other risks of any mistake in entering into this Agreement.
d.     Excluded Claims: The foregoing notwithstanding, nothing in this Agreement shall release any claims you or the Company may have with regard to (i) vested benefits under ERISA, worker’s compensation or unemployment compensation claims, (ii) any other claim that may not be lawfully released by private agreement, or (iii) any claims arising from the breach of this Agreement In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before an appropriate governmental or administrative agency.

13.ADEA Waiver. You further acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for such waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have 21 days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven days following the date you sign this Agreement to revoke (in a written revocation sent to Brett Thompson, VP of Human Resources); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

14.Workers Compensation Claims. You acknowledge and agree that you have already filed workers’ compensation claim(s) for any and all on-the-job injuries you suffered while employed by the Company, and that you have not suffered any on-the-job injuries for which you have not already filed a workers’ compensation claim.
15.Additional Consideration for Receipt of Separation Benefit. In addition to your agreement to be bound by the Release of Claims at Section 12, and the other provisions of this Agreement, you agree to the following:

a.
Confidential Information and Inventions Assignment Agreement. In the event you fail to comply with your continuing obligations under your Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit B, including but not limited to the obligations described at Section 11, you agree that, in addition to any other available remedies, the Company reserves the right to cancel or require reimbursement of any or all of the benefits provided to you under this Agreement.

b.
Agreement Not to Compete. While you are employed by the Company and for 12 months after the Separation Date (the “Non-Competition Period”), you agree that you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its affiliates or undertake any planning for any business competitive with the Company or any of its affiliates (“Restricted Activity”). Restricted Activity includes without limitation accepting employment or a consulting position with any person who is, or at any time within 12 months prior to the Separation Date has been, a competitor of the Company or any of its affiliates. For the purposes of this Agreement, the business of the Company and its affiliates shall include all products planned, researched, developed, under development, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all services provided or planned by the Company or any of its affiliates, during your employment. The foregoing shall not prohibit your passive ownership of 2% or less of the equity securities of any publicly traded company. The Company reserves the right, in addition to any other remedies, to cancel or require reimbursement of any or all of the benefits provided to you under this Agreement if you violate the terms of this Section 15(b).

16.Non-admission of Liability. This Agreement shall not be construed as an admission of wrongdoing by either party. The Company specifically disclaims any liability to you for any alleged violation of your rights and/or any alleged violation of order, law, statute, duty or contract on the party of the Company.

17.Cooperation. You agree to cooperate with and assist the Company (including making yourself available at reasonable times and places) so as to aid the Company in connection with any matters related to your employment by the Company or about which you are knowledgeable; provided, however that your cooperation with such matters shall not interfere unreasonably with your subsequent employment, if any.

18.Non-disparagement. You will not disparage the Company; its officers, directors, employees, shareholders, and agents; or its business or products in any way that is likely to be harmful to its or their business, business reputation, or personal reputation, and you will not encourage any third parties to do so. Without limiting the generality of the foregoing, you will not post disparaging comments in Internet chat rooms, on Internet web sites, or via instant messaging, and you will not be involved with maintaining an Internet chat room or web site that suggests, or suggesting through instant messaging, that others comment on the Company or its management, business or products.

19.Confidentiality. The terms and provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever. Nothing in this provision, however, shall prohibit disclosure of this Agreement (a) to the parties’ respective attorneys, accountants, and tax advisors; (b) as may be required by law or by regulatory inquiry, judicial process, or court order; or (c) for the purpose of enforcing any provision of this Agreement.

20.Voluntary Agreement. You understand the significance and consequences of this Agreement, and acknowledge that it is voluntary and has not been given as a result of any deception or coercion. You are hereby advised to consult with an attorney of your choice prior to signing this Agreement. You also acknowledge that you have been given full opportunity to review this Agreement, and sign this Agreement only after full reflection and analysis.

21.Governing Law, Jurisdiction, Venue and Attorneys' Fees. This Agreement shall be governed by and construed according to the laws of the State of Washington, without regard to conflicts of laws principles. In the event of any legal action regarding or arising out of this Agreement, you and the Company each consent to the exclusive jurisdiction and venue of the state and federal courts located in King County, Washington, and agree that the substantially prevailing party in any such action, including any and all related appellate proceedings, shall be entitled to reimbursement for its reasonable costs and attorney's fees, including those for in-house counsel.

22.Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

23.No Reliance. You acknowledge that you have had the opportunity to conduct an investigation into the facts and evidence relevant to your decision to sign this Agreement, and that you were advised that you should consult with an attorney prior to signing this Agreement. You acknowledge that, in deciding to enter into this Agreement, you have not relied on any promise, representation, or other information not contained in this Agreement. By entering into this Agreement, you are assuming all risks that you may be mistaken as to the true facts, or may have an incorrect or incomplete understanding of the true facts. You will have no claim to rescind this Agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact.

24.Entire Agreement. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. The Agreement shall not be modified or varied except by a written document signed by both you and a duly-authorized officer of the Company. This Agreement shall be binding upon and inure to the benefit of you and the Company, and your and its legal representatives, heirs, beneficiaries, administrators, executors, successors and assigns. This Agreement shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any of the parties; any ambiguity in this Agreement shall not be construed against either party as the drafter. This Agreement may be executed in counterparts (including facsimile and/or email/PDF) that, taken together, will be effective as if they were a single document.

[remainder of page intentionally left blank; signature page follows]

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE BY THE UNDERSIGNED EMPLOYEE OF KNOWN AND UNKNOWN CLAIMS, IF ANY, THAT HAVE ARISEN TO THE DATE THIS AGREEMENT IS SIGNED BY THE EMPLOYEE. THE UNDERSIGNED FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT, AGREE THAT IT IS FAIR AND EQUITABLE, AND ACKNOWLEDGE THAT THEY ARE SIGNING IT FREELY, VOLUNTARILY AND NOT BECAUSE OF ANY DECEPTION OR COERCION.

TABLEAU SOFTWARE, INC.

By:    /s/ Keenan Conder

Name:    Keenan Conder

Title:    EVP General Counsel

Date:    10/27/2016

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

EMPLOYEE

/s/ Kelly Breslin Wright
Kelly Breslin Wright

Date: 10/27/2016

Attachments:    Exhibit A (Separation Date Release)
Exhibit B (Employee Confidentiality and Inventions Assignment Agreement)

Exhibit A

SEPARATION DATE RELEASE

In exchange for the separation benefits to be provided to me by Tableau Software, Inc. (the “Company”) pursuant to the Separation and Release Agreement between the Company and me (the “Agreement”), and other valuable consideration provided therein, I hereby provide the following Separation Date Release.
1.    In exchange for consideration to which I would not otherwise be entitled, I, on behalf of myself and (if applicable) my marital community or domestic partnership community, hereby irrevocably and unconditionally waive, release and forever discharge the Company, any Company-sponsored employee benefit plans, and all related organizations and affiliates, together with each of its and their respective past, present and future directors, officers, shareholders, trustees, fiduciaries, employees, agents and insurers, and each of its and their successors and predecessors, from any and all claims, actions, charges, rights, damages, promises or expenses of whatever nature (including attorneys’ fees and costs), either known or presently unknown, which I may now have, have ever had, or may in the future have, arising on or before the date I sign this Separation Date Release. I agree that this release is fairly and knowingly made, and I represent and warrant that I have all necessary authority to enter into this Separation Date Release and that I have not transferred or assigned any interest in any claims to my spouse or domestic partner or to any other third party.
2.    This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended (the “ADEA”); the Older Worker’s Protection Act; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); Executive Order 1141; the Fair Credit Reporting Act; the Family and Medical Leave Act, as amended; the Washington Consumer Protection Act, Chapter 19.86 RCW; the Washington Law Against Discrimination, as amended, RCW 49.60 et. seq.; the Washington Minimum Wage Act, as amended; the Washington Family Care Act, as amended, RCW 49.12.265 – .295; Washington’s Domestic Violence Leave Law, Chapter 49.76 RCW; Washington’s Military Family Leave Law, Chapter 49.77 RCW; any provision of Title 49 of the Revised Code of Washington; any provision of Title 296 of the Washington Administrative Code; any claim alleging the exception to the Industrial Insurance Act of Washington, established by RCW 51.24.020, for injury inflicted with “deliberate intention;” any claim for violation of any provision of Chapter 14.04 of the Seattle Municipal Code; and claims arising under any other applicable federal, state or local law, regulation, or ordinance relating to employment or benefits associated with employment, or dealing with discrimination in employment on the basis of sex, sexual harassment, race, national origin, religion, age, ancestry, physical disability, medical status, veteran status, marital status, or sexual orientation. I understand that the foregoing list is meant to be illustrative rather than inclusive.

3.    I understand and agree that a portion of the consideration being provided to me by the Company under the Agreement and this Separation Date Release is in consideration for the release of any claims and injuries the nature, extent and amount of which are not, and despite reasonable diligence could not now be known (“unknown claims”) and that any principle or rule of law to the contrary, I intend and agree that any and all unknown claims I may have are and shall be released.

4.    I further understand and agree as follows: (a) that there is a risk that subsequent to the Separation Date, I may incur or suffer loss, damages or injuries which may in some way be caused by the recruitment, hiring, employment and termination of my employment, but which are unknown, unsuspected and unanticipated at the time this Separation Date Release is signed, and I warrant that I am not aware of any such circumstance now; and (b) that I hereby assume the above-mentioned risks and understand that the release contained in this Separation Date Release shall apply to all unknown, unsuspected or unanticipated results of the recruitment, hiring, employment and termination of my employment, as well as those known, suspected and anticipated.
5.    I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this waiver and release does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have twenty-one (21) days to consider this Separation Date Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Separation Date Release to revoke (in a written revocation sent to Brett Thompson, the Company’s VP of Human Resources); and (e) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Separation Date Release.
6.    Notwithstanding the foregoing, I am not hereby releasing the Company from any of the following claims or rights: (a) vested benefits under ERISA, worker’s compensation or unemployment compensation claims, (b) any other claim that may not be lawfully released by private agreement, or (c) any claims arising from the breach of the Agreement or this Separation Date Release. In addition, nothing in this Separation Date Release prevents me from filing, cooperating with, or participating in any proceeding before an appropriate administrative agency.
7.    I hereby represent that to date: (a) I have been paid all compensation owed and have been paid for all hours worked; (b) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, or otherwise; and

(c) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE BY THE UNDERSIGNED EMPLOYEE OF KNOWN AND UNKNOWN CLAIMS, IF ANY, THAT HAVE ARISEN TO THE DATE THIS AGREEMENT IS SIGNED BY THE EMPLOYEE. THE UNDERSIGNED FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT, AGREE THAT IT IS FAIR AND EQUITABLE, AND ACKNOWLEDGE THAT THEY ARE SIGNING IT FREELY, VOLUNTARILY AND NOT BECAUSE OF ANY DECEPTION OR COERCION.

TABLEAU SOFTWARE, INC.

By:    /s/ Keenan Conder

Name:    Keenan Conder

Title:    EVP General Counsel

Date:    1/19/2017

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING SEPARATION DATE RELEASE:

EMPLOYEE

/s/ Kelly Breslin Wright
Kelly Breslin Wright

Date: 1/19/2017

Exhibit B

Employee Confidentiality and Inventions Assignment Agreement

In consideration of my employment or continued employment by TABLEAU SOFTWARE, INC. ("Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.CONFIDENTIALITY.
1.1    Nondisclosure; Recognition of Company's Rights. At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company's Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the "CEO") of Company expressly authorizes in writing such disclosure or publication. I will obtain the CEO's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.
1.2    Confidential Information. The term "Confidential Information" shall mean any and all confidential knowledge, data or information related to Company's business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company's employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.
1.3    Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for

Company, Third Party Information, unless expressly authorized by an officer of Company in writing.

1.4	No Improper Use of Information of Prior
A.Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom J have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.	INVENTIONS.

2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term "Invention" means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term "Intellectual Property Rights" means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
2.2 Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company's prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company. I have disclosed on Exhibit A complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company, in which I have an ownership interest or which l have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. If , in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
2.3    Assignment of Company Inventions. Subject to the section titled "Government or Third Party" and except for Inventions that I can prove qualify fully under the provisions of Section 49.44.140 of the Revised Code of Washington (hereinafter "RCW 49.44.140") and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled "Government or Third Party" are referred to in this Agreement as "Company Inventions."
2.4    Obligation to Keep Company Informed. During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under RCW 49.44.140, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.
2.5    Government or Third Party. I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.
2.6    Enforcement of Intellectual Property Rights and Assistance. During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.
3.RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.
4.ADDITIONAL ACTIVITIES. I agree that (a) during the term of my employment by Company, I will not, without Company's express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (I) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
5.RETURN OF C OMPANY PR OPERTY. Upon termination of my employment or upon Company's request at any other time, I will deliver to Company all of Company's property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company. I further agree that any property situated on Company's premises and owned by Company is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company's termination statement.
6.NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company's providing a copy of this Agreement or otherwise.

7.	GENERAL PROVISIONS.
7.1    Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of Washington, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company's principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.
7.2    Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3    Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.
7.4    Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause and with or without advance notice.
7.5    Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.
7.6    Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle

Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
7.7    Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
7.8    Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.
7.9    Entire Agreement. The obligations pursuant to sections of this Agreement titled "Confidentiality" and "Inventions" shall apply to any time during which l was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	COMPANY: TABLEAUSOFTWARE
I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL.	ACCEPTED AND AGREED:

/s/ Kelly Breslin Wright	/s/ Thomas E. Walker, Jr.
(Signature)	(Signature)
By: Kelly Breslin Wright	By: Thomas E. Walker, Jr
Title: Sales Director	Title: VP, Finance & Administration
Date: 2/11/05	Date: 2/28/05
Address: 400 N. 34th Street, Suite 200, Seattle, WA 98103

EXHIBIT A
INVENTIONS

1.	Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:

[X] None

[ ] See immediately below:

2.	Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 49.44.140 of the Revised Code of Washington that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company's equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.    Relates directly to the Company's business, or actual or demonstrably anticipated research or development; or

b.	Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.